The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement and the accompanying prospectus (collectively, the “Offering Documents) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion PRELIMINARY PRICING SUPPLEMENT Dated May 5, 2022 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-253432 (To Prospectus dated March 4, 2022)

UBS AG $n Capped Market-Linked Notes
Linked to an Equally Weighted Basket of Commodities and Commodity Futures Contracts due on or about November 9, 2023

Investment Description

UBS AG Capped Market-Linked Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to an equally weighted basket (the “underlying basket”) consisting of the following 8 selected commodities and commodity futures contracts: (1) the London Metal Exchange (“LME”) official cash offer price per metric tonne of grade A copper; (2) the LME official cash offer price per metric tonne of special high grade zinc; (3) the relevant nearby corn futures contract; (4) the relevant nearby light sweet crude oil (WTI) futures contract; (5) the relevant nearby Brent crude oil futures contract; (6) the relevant nearby natural gas futures contract; (7) the relevant nearby soybeans futures contract; and (8) the relevant nearby wheat futures contract (each, a “basket asset” and together, the “basket assets”), each as described further herein under “Information About the Underlying Basket and the Basket Assets”. At maturity, UBS will pay an amount in cash that is based on the direction and percentage change in the level of the underlying basket from the initial basket level to the final basket level (the “basket return”), subject to the maximum return of 25.00% and the minimum payment at maturity per Note of $992.50. If the basket return is positive, UBS will pay you a cash payment per Note equal to the principal amount plus a return equal to the lesser of (i) the basket return and (ii) the maximum return of 25.00%. If the basket return is zero, UBS will repay you the principal amount at maturity and you will not receive a positive return on your investment. If the basket return is negative, UBS will pay you a cash payment per Note that is less than the principal amount, resulting in a percentage loss on your initial investment equal to the underlying return, provided that the payment at maturity will not be less than the minimum payment of $992.50 at maturity per Note. Investing in the Notes involves significant risks. The Notes do not pay interest, your potential return on the Notes is limited to the maximum return and you could lose up to 0.75% of your initial investment. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Exposure to Positive Basket Return up to the Maximum Return: At maturity, the Notes provide exposure to any positive basket return up to the maximum return of 25.00%.
❑	Contingent Repayment of Principal with Limited Downside Market Exposure: If the basket return is zero, at maturity, UBS will pay you a cash payment per Note equal to the principal amount. If, however, the basket return is negative, UBS will pay you a cash payment per Note that is less than the principal amount, resulting in a percentage loss equal to the basket return, provided that the payment at maturity will not be less than the minimum payment at maturity per Note of $992.50 per Note. In these scenarios, you will not receive a positive return on your investment and you could lose up to 0.75% of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	May 5, 2022
Settlement Date**	May 10, 2022
Final Valuation Date	November 6, 2023
Maturity Date	November 9, 2023
*	Expected. See page 2 for additional details.
**	We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+ 3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Notes at maturity and the Notes have limited exposure to the downside market risk of the underlying basket. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Considerations Relating to Indexed Securities” beginning on page 52 of the accompanying prospectus. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Notes. You may lose some of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

Information about the underlying basket and the basket assets is specified under “Preliminary Terms — Underlying Basket” herein and described in more detail under “Information About the Underlying Basket and the Basket Assets” herein. The final terms for the Notes will be set on the trade date. The return on the Notes is subject to, and will not exceed, the “maximum return” or the corresponding “Maximum Payment at Maturity per Note”. The Notes are offered at a minimum investment of 10 Notes at $1,000 per Note (representing a $10,000 minimum investment) and integral multiples of $1,000 in excess thereof.

Underlying Basket	Basket Weighting	Maximum Return	Maximum Payment at Maturity per Note	Minimum Payment at Maturity per Note	Initial Basket Level	CUSIP	ISIN
An Equally Weighted Basket of 2 Commodities and 6 Commodity Futures Contracts (see page 2 for further details)	Equally Weighted (see page 2 for further details)	25.00%	$1,250.00	$992.50	To be set to 100.00 on the trade date	90279FBX8	US90279FBX87

The estimated initial value of the Notes as of the trade date is expected to be between $943.10 and $973.10. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “Key Risks — Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 7 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms specified in the accompanying prospectus dated March 4, 2022 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Discount(1)(2)		Proceeds to UBS(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Capped Market-Linked Notes linked to an Equally Weighted Basket of Commodities and Commodity Futures Contracts	$•	$1,000.00	$•	$12.50	$•	$987.50

(1) Certain fiduciary accounts may pay a purchase price of $987.50 per $1,000 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, may forgo any underwriting discount or fees.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and its affiliates will act as placement agents for the Notes. The placement agents may forgo fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the issuer or one of our affiliates equal to $12.50 per $1,000 principal amount of Notes. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus for the Notes), with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Prospectus dated March 4, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000119312522066322/d319986d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Notes” refer to the “Capped Market-Linked Notes” that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants”, dated March 4, 2022.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and under “Considerations Relating to Indexed Securities” beginning on page 52 of the accompanying prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus and this document, the terms in this document will govern.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of some of your initial investment.
♦	You can tolerate a loss of some of your initial investment, are willing to make an investment that has limited downside market exposure to the underlying basket and are willing to invest in the Notes based on the minimum payment at maturity per Note.
♦	You can tolerate the possibility of not receiving a positive return on your investment.
♦	You believe that the level of the underlying basket will appreciate over the term of the Notes and that the percentage of appreciation is unlikely to exceed the maximum return.
♦	You understand and accept that your potential return is limited to the maximum return and you are willing to invest in the Notes based on the maximum return indicated on the cover hereof.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying basket and basket assets and the possibility of losing some or all of your principal amount if you sell the Notes prior to maturity.
♦	You do not seek current income from your investment.
♦	You understand and are willing to accept the risks associated with an investment in commodities and commodity futures contracts generally and the basket assets specifically.
♦	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of some of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate the loss of some of your initial investment, you are unwilling to make an investment that has limited downside market exposure to the underlying basket or you are unwilling to invest in the Notes based on the minimum payment at maturity per Note.
♦	You believe that the level of the underlying basket will decline during the term of the Notes or you believe that the level of the underlying basket will appreciate from the initial basket level and that the percentage of appreciation is likely to exceed the maximum return.
♦	You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the Notes based on the maximum return indicated on the cover hereof.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying basket or basket asset, or the possibility of losing some or all of your principal amount if you sell the Notes prior to maturity.
♦	You seek current income from your investment.
♦	You do not understand or are not willing to accept the risks associated with an investment in commodities or commodity futures contracts generally or the basket assets specifically.
♦	You are unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Basket and the Basket Assets” herein for more information on the underlying basket and the basket assets. You should also review “Key Risks” herein for risks related to an investment in the Notes.

1

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term	Approximately 18 months. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of the Notes remains the same.
Underlying Basket	The following table lists the basket assets and their corresponding Bloomberg tickers, basket weightings and initial commodity prices.
	Basket Asset(1)	Bloomberg Ticker	Basket Weighting	Initial Commodity Price*
	Copper	LOCADY	12.50%	$•
	Zinc	LOZSDY	12.50%	$•
	Relevant nearby Light Sweet Crude Oil (WTI) Futures Contract(2)	CL1	12.50%	$•
	Relevant nearby Brent Crude Oil Futures Contract(2)	CO1	12.50%	$•
	Relevant nearby Natural Gas Futures Contract(2)	NG1	12.50%	$•
	Relevant nearby Corn Futures Contract(2)	C 1	12.50%	¢•
	Relevant nearby Soybeans Futures Contract(2)	S 1	12.50%	¢•
	Relevant nearby Wheat Futures Contract(2)	W 1	12.50%	¢•
Payment at Maturity (per Note)	If the basket return is positive, UBS will pay you an amount in cash equal to:

$1,000 + ($1,000 × the lesser of (a) Basket Return and (b) Maximum Return)

In this scenario, your potential return on the Notes is limited to the maximum return and your payment at maturity will in no event exceed the maximum payment at maturity per Note.

	If the basket return is zero, UBS will pay you an amount in cash equal to: Principal Amount of $1,000

If the basket return is negative, UBS will pay you an amount in cash that is less than the principal amount equal to:

$1,000 + ($1,000 × Basket Return), subject to the Minimum Payment at Maturity per Note.

In this scenario, you will suffer a percentage loss on your initial investment equal to the basket return and you could lose up to 0.75% of your initial investment.

Basket Return	The quotient, expressed as a percentage, of the following formula: Final Basket Level – Initial Basket Level Initial Basket Level
Maximum Return	25.00%
Maximum Payment at Maturity per Note	$1,250.00
Minimum Payment at Maturity per Note	$992.50
Initial Basket Level	To be set to 100.00 on the trade date.
Final Basket Level	The basket closing level on the final valuation date, as determined by the calculation agent
Basket Closing Level	On any day, the basket closing level will be calculated as follows: 100 × [1 + (the sum of each basket asset return multiplied by its basket weighting)]
Basket Asset Return	With respect to each basket asset, the quotient, expressed as a percentage, of the following formula: Final Commodity Price – Initial Commodity Price Initial Commodity Price
Initial Commodity Price*	With respect to each basket asset, the commodity price for such basket asset on the trade date.
Commodity Price*

With respect to:

Copper, the official cash offer price, stated in U.S. dollars, as published by the LME (Bloomberg Ticker: LOCADY <Comdty>) following the end of the second Ring session.

Zinc: the official cash offer price, stated in U.S. dollars, as published by the LME (Bloomberg Ticker: LOZSDY <Comdty>) following the end of the second Ring session.

Relevant nearby Corn Futures Contract(2): the official settlement price per bushel, stated in U.S. cents, of the first nearby month futures contract as traded on the CBOT (Bloomberg Ticker: C 1 <Comdty>);

Relevant nearby Light Sweet Crude Oil (WTI) Futures Contract(2): the official settlement price per barrel, stated in U.S. dollars, of the first nearby month futures contract as traded on the NYMEX (Bloomberg Ticker: CL1 <Comdty>);

Relevant nearby Brent Crude Oil Futures Contract(2): the official settlement price per barrel, stated in U.S. dollars, of the first nearby month futures contract as traded on the ICE (Bloomberg Ticker: CO1 <Comdty>);

Relevant nearby Natural Gas Futures Contract(2): the official settlement price per MMBtu, stated in U.S. dollars, of the first nearby month futures contract as traded on the NYMEX (Bloomberg Ticker: NG1 <Comdty>);

Relevant nearby Soybeans Futures Contract(2): the official settlement price per bushel, stated in U.S. cents, of the first nearby month futures contract as traded on the CBOT (Bloomberg Ticker: S 1 <Comdty>);

Relevant nearby Wheat Futures Contract(2): the official settlement price per bushel, stated in U.S. cents, of the first nearby month futures contract as traded on the CBOT (Bloomberg Ticker: W 1 <Comdty>);

Final Commodity Price*	With respect to each basket asset, the commodity price for such basket asset on the final valuation date.
*	As determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described herein under “Market Disruption Events” and “Permanent Disruption Events; Alternative Method of Calculation”.
(1)	See “information About the Underlying Basket and the Basket Assets” for additional information.
(2)	If the final valuation date for such basket asset falls on or after the trading day prior to the first notice date for delivery of such basket asset under such futures contract or on the trading day prior to the last trading day of such futures contract, then the second nearby month futures contract will be used.

2

Investment Timeline

Trade Date	The initial commodity price of each basket asset is observed and the initial basket level and the final terms of the Notes are set.
¯
Maturity Date

The final commodity price for each basket asset is observed on the final valuation date and each basket asset return and the basket return are calculated.

If the basket return is positive, UBS will pay you an amount in cash per Note equal to:

$1,000 + ($1,000 × the lesser of (a) Basket Return and (b) Maximum Return)

In this scenario, your potential return on the Notes is limited to the maximum return and your payment at maturity will in no event exceed the maximum payment at maturity per Note.

If the basket return is zero, UBS will pay you an amount in cash per Note equal to:

Principal Amount of $1,000

If the basket return is negative, UBS will pay you an amount in cash per Note that is less than the principal amount equal to:

$1,000 + ($1,000 × Basket Return), subject to the Minimum Payment at Maturity per Note.

In this scenario, you will suffer a percentage loss on your initial investment equal to the basket return and you could lose up to 0.75% of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

3

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying basket or in any of the basket assets. Some of the key risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes in “Considerations Relating to Indexed Securities” section of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Notes. If the basket return is negative, you will lose a percentage of your principal amount equal to the basket return, provided that the payment at maturity will not be less than the minimum payment at maturity per Note. You may lose up to 0.75% of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	You may not receive a positive return on your investment and your potential return on the Notes is limited to the maximum return — You may not receive a positive return on your investment and your potential return on the Notes is limited to the maximum return. If the basket return is zero, you will receive only the principal amount per Note at maturity. You will receive a return on your investment in excess of the principal amount per Note only if the basket return is positive. Additionally, the return potential of the Notes is limited to the maximum return. Therefore, you will not benefit from any positive basket return that exceeds the maximum return and in no event will the payment at maturity exceed the maximum payment at maturity per Note. Accordingly, your return on the Notes may be less than that of a direct investment in the underlying basket. Although the Notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the underlying basket declines or does not appreciate sufficiently from the initial basket level to the final basket level. Even if your payment at maturity exceeds your principal amount, the overall return you earn on your Notes may be less than a hypothetical direct investment in any of the basket assets.
♦	The stated payout applies only at maturity — You should be willing to hold your Notes to maturity. The stated payout by the issuer is available only if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment regardless of the then-current level of the underlying basket and such loss may be greater than 0.75%.
♦	No interest payments — UBS will not pay any interest with respect to the Notes.
♦	Owning the Notes is not the same as owning the basket assets — The return on your Notes will not reflect the return you would realize if you actually owned the basket assets. For instance, you will not benefit from any positive basket return in excess of an amount that exceeds the maximum return. Furthermore, you will not have any entitlement to any basket asset or commodity underlying any basket asset by virtue of your investment in the Notes.
♦	Your return may be less than the return on a conventional debt security of comparable maturity — The return that you will receive on your Notes may be less than the return you could earn on other investments. The Notes do not provide for fixed interest payments and, if the basket return is zero or negative, you will not receive a positive return on the Notes and may suffer a loss on the Notes. Even if the basket return is positive, your return on the Notes may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of UBS with a comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Risks Relating to Characteristics of the Underlying Basket and Basket Assets

♦	Market risk — The commodity prices for the basket assets can rise or fall sharply as a result of the supply of, and the demand for, each basket asset and for the exchange traded futures contracts for the purchase or delivery of the basket assets. Changes in the commodity price result over time from the interaction of many factors directly or indirectly affecting economic and political conditions such as the expected volatility of the commodity price of the basket assets, and of the prices of exchange-traded futures contracts for the purchase or delivery of the basket assets and a variety of economic, financial, political, regulatory, or judicial events. These factors may result in the commodity price for a basket asset declining substantially and becoming negative. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the basket assets and the underlying basket. You, as an investor in the Notes, should make your own investigation into the underlying basket, the commodity markets generally and the merits of an investment linked to the underlying basket.
Market prices of commodities tend to be highly volatile and may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, wars and acts of terror, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. The price of any one commodity may be correlated to a greater or lesser degree with any other commodity and factors affecting the general supply and demand as well as the prices of other commodities may affect the price of any basket asset. The commodities markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. Many commodities are also highly cyclical. These factors, some of which are specific to the nature of each such commodity, may affect the price of any basket asset in varying ways, and different factors may cause the values of different commodities, including the basket assets, to move in inconsistent directions at inconsistent rates. This, in turn, may adversely affect the market value of, and return on, the Notes. It is not possible to predict the aggregate effect of all or any combination of these factors. The high volatility and cyclical nature of commodity markets may render these investments inappropriate as the focus of an investment portfolio.
♦	The Notes are not regulated by the Commodity Futures Trading Commission (the “CFTC”) — An investment in the Notes does not constitute either an investment in commodities directly, futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Notes are not traded on a regulated exchange and issued by a clearinghouse. See “— Risks Relating to Liquidity and Secondary Market Price Considerations — There may be little or no secondary market for the Notes” below. In addition, the proceeds UBS receives from the sale of the Notes will not be used to purchase or sell any commodities, commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore, an investment in the Notes does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with, and regulated by, the CFTC as a commodity pool operator.

4

♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying basket will rise or fall and there can be no assurance that the final basket level will be equal to or greater than the initial basket level. The final basket level will be influenced by complex and interrelated political, economic, financial and other factors that affect the basket assets. You should be willing to accept the risks of owning commodity future contracts in general and the basket assets in particular and the risk of losing some of your initial investment.
♦	The historical performance of the basket assets should not be taken as an indication of the future performance of the basket assets during the term of the Notes — The historical performance of the basket assets should not be taken as an indication of the future performance of the basket assets. It is impossible to predict whether the commodity price of the basket assets will rise or fall and, therefore, the payment at maturity.
♦	Correlation (or lack of correlation) among the basket assets may adversely affect your return on the Notes — “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the prices of the basket assets may not correlate with each other. At a time when the price of a basket asset increases, the price of another basket asset may not increase as much, or may even decline. Therefore, in calculating the final basket level, an increase in the price of one basket asset may be moderated, wholly offset or reversed by a lesser increase, or by a decline, in the price of another basket asset. Further, high correlation of movements in the prices of the basket assets could adversely affect your return on the Notes during periods of negative performance of the basket assets. Changes in the correlation of the basket assets may adversely affect the market value of, and return on, your Notes.
♦	Legal and regulatory risks — Legal and regulatory changes could adversely affect the commodity price of the basket assets. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to the commodity price of the basket assets, but any such action could cause unexpected volatility and instability in the commodities markets generally with a substantial and adverse effect on the performance of the underlying basket specifically and, consequently, on the market value of, and return on, the Notes.

The commodity price for the copper and zinc basket assets is determined by reference to the last cash bid and offer price quoted during the second Ring session on the LME, which runs from 12:30 to 12:35 p.m. London time and 12:50 to 12:55 p.m. London time, respectively, each trading day. However, from March 23, 2020 through September 3, 2021, the LME suspended “Ring” trading due to COVID-19 and moved to fully electronic pricing. During that temporary suspension, the LME instead calculated the commodity price for the copper and zinc basket assets (along with all other LME official prices) on the basis of electronic market activity on LMEselect during the second pricing period, which also ran from 12:30 to 12:35 p.m. London time and 12:50 to 12:55 p.m. London time, respectively. LMEselect is an electronic member to member trading platform operated and provided by the LME. In certain circumstances where the LME determined that insufficient data was available or the LME believed available data would have resulted in an inaccurate price, the LME, in its sole discretion, may have determined the commodity price based on then-prevailing market prices. Because the return on the Notes is based on the commodity price of the copper and zinc basket assets, any decisions by the LME with respect to the commodity price for the copper and zinc basket assets, including, but not limited to, any further suspension of Ring trading, may adversely affect the market value of, and return on, the Notes. Additional information regarding the commodity price is available herein under “Information About the Underlying Basket and the Basket Assets” and on the LME’s website.

♦	Changes in law or regulations relating to commodity futures contracts could adversely affect the market value of, and return on, the Notes — Futures contracts and options on futures contracts are subject to extensive regulations and the regulation of commodity transactions in the U.S. and U.K. is subject to ongoing modification by government and judicial action. Any future regulatory change is impossible to predict, but may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid, which could adversely affect the market value of, and return on, the Notes.
♦	In the case of the basket assets other than copper and zinc, the Notes offer exposure to futures contracts and not direct exposure to physical commodities — The Notes will reflect a return based in part on the performance of the basket asset futures contracts and do not provide exposure to spot prices based on the basket assets, except for copper and zinc. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of such commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for a commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that is linked to commodity spot prices for the basket assets other than copper and zinc.
♦	The Notes are subject to risks associated with the LME — Copper and zinc are each traded on the LME and their respective commodity price is determined by the LME (or an independent service provider appointed by the LME). The LME is a self-regulatory association (though it is also regulated by the United Kingdom’s Financial Conduct Authority) of metal market participants and is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures market. For example, historically there were no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME-traded commodities and LME contracts. However, effective March 15, 2022, the LME implemented upper and lower daily price limits, though the LME may change these limits and there can be no assurance that the LME will keep these limits in effect permanently. In a declining market, without a lower price limit, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates and in the spot prices of copper and zinc on and around such dates.
♦	Prices of commodities and commodity futures contracts are highly volatile and may change unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the underlying basket and, as a result, the market value of, and return on, the Notes.

5

♦	Owning the Notes is not the same as purchasing any basket asset, basket asset’s futures contract or certain other related contracts directly — The return on your Notes will not reflect the return you would realize if you had actually purchased or took a position in any basket asset’s futures contract directly, any other exchange-traded or over-the-counter instruments based on any basket asset or, in the case of copper and zinc, the basket asset itself. You will not have any rights that holders of such assets or instruments have and will not receive copper, zinc or any other commodity underlying a basket asset. Even if the commodity price of any basket asset moves favorably during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the commodity price of any basket asset to move favorably while the market value of the Notes declines.
♦	Changes in supply and demand in the market for any basket asset, basket asset’s futures or futures contracts may adversely affect the market value of, and return on, the Notes — The Notes are linked to the performance of copper, zinc and, for each other basket asset, futures contracts on each basket asset’s physical commodity. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the commodity price of any of the light sweet crude oil (WTI), Brent crude oil, natural gas, corn, soybeans and wheat basket assets will each be determined by reference to the futures contract in respect of the first nearby month (except as provided elsewhere herein), the market value of, and return on, the Notes may be less than would otherwise be the case if the commodity price of each such basket asset had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes or, in the case of copper and zinc, had been determined by reference to a corresponding futures contract rather than their spot prices.
♦	Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of, and return on, the Notes — The commodity and commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some non-U.S. exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the commodity price of any basket assets, and therefore, the market value of, and return on, the Notes.
♦	The Notes are subject to certain risks specific to energy-related commodities — Brent crude oil, light sweet crude oil (WTI) and natural gas are energy-related commodities. Consequently, in addition to factors affecting commodities generally that are described above and in the accompanying prospectus, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:
♦	changes in the level of industrial and commercial activity with high levels of energy demand;
♦	disruptions in the supply chain or in the production or supply of other energy sources, including related to geopolitical events or disputes;
♦	price changes in alternative sources of energy;
♦	adjustments to inventory;
♦	variations in production and shipping costs;
♦	costs associated with regulatory compliance, including environmental regulations; and
♦	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.
These and other factors interrelate in complex ways, and the effect of one factor on the commodity price of Brent crude oil, light sweet crude oil (WTI) or natural gas, and the market value of, and return on, the Notes may offset or enhance the effect of another factor.
♦	The Notes are subject to certain risks specific to agriculture-related commodities — Corn, soybeans and wheat are agricultural product commodities. Consequently, in addition to factors affecting commodities generally that are described above and in the accompanying prospectus, the Notes may be subject to a number of additional factors specific to agricultural commodities that might cause price volatility. These may include, among others:
♦	weather conditions, including floods, drought and freezing conditions;
♦	changes in government policies;
♦	changes in global demand for food;
♦	disruptions in the supply chain or in the production or supply of other agricultural products, including related to geopolitical events or disputes;
♦	changes in ethanol demand (in the case of corn);
♦	planting decisions; and
♦	changes in demand for agricultural products both with end users and as inputs into various industries.
These and other factors interrelate in complex ways, and the effect of one factor on the commodity price of corn, soybeans and wheat, and the market value of, and return on, the Notes may offset or enhance the effect of another factor.

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♦	The Notes are subject to risks associated with copper and zinc — The Notes are subject to risks associated with copper and zinc. The prices of copper and zinc have fluctuated widely in recent years. Because the return on the Notes is based on the underlying basket which includes copper and zinc, we expect that generally the market value of the Notes will depend in part on the market price of copper and zinc and the volatility of copper and zinc and related futures contracts (including the frequency and magnitude of price increases and decreases in copper or zinc or related futures contracts). The price of copper and zinc is primarily affected by the global demand for and supply of copper and zinc which, in turn, is affected by numerous factors, including industrial economic activity, as well as political events; weather; agriculture; disease; labor activity; technological developments; direct government activity (such as embargoes); the availability and price of substitutes for copper and zinc in various applications; and other supply disruptions in major producing or consuming regions of copper and zinc. The price volatility of copper and zinc also affects the value of the futures and forward contracts related to copper and zinc and, therefore, the price of copper and zinc at any such time. In addition, the market for copper and zinc is global, and copper and zinc prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors. The price of copper and zinc has recently been, and may continue to be, extremely volatile. These factors may adversely affect the performance of the underlying basket and, therefore, the market value of, and return on, the Notes.
The occurrence of any such aberrations on the final valuation date could adversely affect the per unit U.S. dollar cash offer prices used to determine the commodity price of copper and zinc, respectively, and, therefore, the market value of, and return on, the Notes. If the LME ceases operations, or if trading of metals such as any such basket asset becomes subject to a value-added tax or other tax or any other form of regulation currently not in place, the role of LME prices as a global benchmark for the value of such basket asset may be adversely affected. The LME may alter, discontinue or suspend calculation or dissemination of the price of copper or zinc, which could adversely affect the market value of, and return on, the notes.

Estimated Value Considerations

♦	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the prices and volatility of the basket assets, the correlation among the basket assets, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Basket and Basket Assets — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to pricing the Notes on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the prices of the basket assets; the volatility of the basket assets; the correlation among the basket assets; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Notes. These and other factors are unpredictable and interrelated and may offset or magnify each other.

7

♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦	Potential UBS impact on the basket assets — Trading or transactions by UBS or its affiliates in the basket assets, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the basket assets, may adversely affect the performance and, therefore, the market value of, and return on, the Notes.
♦	Potential conflicts of interest — There are potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the payment at maturity of the Notes based on the observed commodity prices of the basket assets on the final valuation date. The calculation agent can postpone the determination of the terms of the Notes if a market disruption event occurs or is continuing on the trade date or the final valuation date. As UBS determines the economic terms of the Notes, including the maximum return, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the market value of, and return on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying basket.

Risks Relating to General Credit Characteristics

♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
♦	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

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Risks Relating to U.S. Federal Income Taxation

♦	Because the Notes are subject to special rules governing CPDI for U.S. federal income tax purposes, U.S. holders generally will be required to pay taxes on ordinary income from the Notes even though they will not receive any payment on the Notes prior to maturity — If you are a U.S. holder, because the Notes are subject to special rules governing contingent payment debt instruments (“CPDI”), you generally will be required to pay taxes on ordinary income from the Notes over their term based on the comparable yield for the Notes, even though you will not receive any payment on the Notes until the maturity date. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to the maturity date and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the taxable disposition of the Notes will be taxed as ordinary interest income. If you purchased the Notes in the secondary market, the tax consequences to you may be different. U.S. holders should read the section “What Are the Tax Consequences of the Notes?” herein and consult their tax advisors concerning the U.S. federal income tax and any other applicable tax consequences to them of owning the Notes in light of their particular circumstances.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes?” herein and consult your tax advisor about your tax situation.

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Hypothetical Return Table of the Notes at Maturity

The below table is based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement.

The table below illustrates the Payment at Maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of analysis):

Principal Amount:	$1,000
Term:	Approximately 18 months
Initial Basket Level:	100
Range of Basket Return:	-100% to 40%
Maximum Return:	25.00%
Minimum Payment at
Maturity per Note:	$992.50
Underlying Basket		Payment and Return at Maturity
Final Basket Level	Basket Return	Payment at Maturity	Note Total Return at Maturity
140.00	40.00%	$1,250.00	25.00%
130.00	30.00%	$1,250.00	25.00%
125.00	25.00%	$1,250.00	25.00%
120.00	20.00%	$1,200.00	20.00%
115.00	15.00%	$1,150.00	15.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
101.00	1.00%	$1,010.00	1.00%
100.00	0.00%	$1,000.00	0.00%
99.75	-0.25%	$997.50	-0.25%
99.50	-0.50%	$995.00	-0.50%
99.25	-0.75%	$992.50	-0.75%
99.00	-1.00%	$992.50	-0.75%
98.00	-2.00%	$992.50	-0.75%
95.00	-5.00%	$992.50	-0.75%
85.00	-15.00%	$992.50	-0.75%
70.00	-30.00%	$992.50	-0.75%
60.00	-40.00%	$992.50	-0.75%
50.00	-50.00%	$992.50	-0.75%
25.00	-75.00%	$992.50	-0.75%
10.00	-90.00%	$992.50	-0.75%
0.00	-100.00%	$992.50	-0.75%

Investing in the Notes involves significant risks. You may lose up to 0.75% of your initial investment. Specifically, if the basket return is negative, you will lose a percentage of your principal amount equal to the basket return, provided that the payment at maturity will not be less than the minimum payment at maturity per Note. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.

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Information About the Underlying Basket and the Basket Assets

All disclosures contained in this document regarding the underlying basket and basket assets is derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying basket and basket assets. You should make your own investigation into the underlying basket and basket assets.

Included on the following pages is a brief description of the underlying basket and basket assets. This information has been obtained from publicly available sources. Set forth below are graphs that illustrate the past performance for each of the basket assets and a hypothetical underlying basket. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the basket assets as an indication of future performance.

The Underlying Basket

Because the underlying basket is a newly created basket and its level will begin to be calculated on the trade date, there is no actual historical information about the basket closing levels as of the date hereof. Therefore, the hypothetical basket closing levels of the underlying basket below are calculated based on publicly available information for each basket asset as reported by Bloomberg without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical basket closing level has fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the basket closing level during any period shown below is not an indication that the underlying basket is more or less likely to increase or decrease at any time during the term of the Notes.

Hypothetical Historical Basket Performance

The graph below illustrates the hypothetical performance of the underlying basket from January 1, 2017 through May 3, 2022, based on the daily commodity prices of the basket assets, assuming the basket closing level was 100 on January 1, 2017. Past hypothetical performance of the underlying basket is not indicative of the future performance of the underlying basket.

11

Copper

The commodity price of copper is the London Metal Exchange (“LME”) official cash offer price in U.S. dollars, per metric tonne of grade A copper, as published by the LME for cash sellers plus settlement.

The official cash offer price of copper will be determined by the LME following the end of the second Ring session, which is from 12:30 to 12:35 p.m. London time, as displayed on the Bloomberg under the symbol “LOCADY <Comdty>” (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described herein under “Permanent Disruption Events; Alternative Method of Calculation”.

The LME official cash offer price is the last offer price quoted during the second Ring session on the LME, which runs from 12:30 to 12:35 p.m. London time, in U.S. dollars, per metric tonne of grade A copper, as published by the LME for cash sellers plus settlement. However, from March 23, 2020 through September 3, 2021, the LME temporarily suspended Ring trading and determined the official cash offer price following the end of the second pricing period, which also ran from 12:30 to 12:35 p.m. London time, on the basis of electronic market activity that occurred on LMEselect during the second pricing period. In certain circumstances where the LME determined that insufficient data was available or the LME believed available data would have resulted in an inaccurate price, the LME, in its sole discretion, may have determined the official cash offer price based on then-prevailing market prices. As part of the reopening of Ring trading on September 6, 2021, the LME adopted certain measures to minimize the spread of COVID-19 and, pursuant to such measures, may in certain circumstances temporarily suspend Ring trading and move to an electronic determination of the commodity price as described above.

Additional information regarding the official cash offer price of copper and the LME’s business continuity procedures is available on the LME’s website.

The London Metal Exchange

The London Metal Exchange, a member of the HKEx Group, is a world center for the trading of industrial metals. It is self-regulated and is also regulated by the Financial Conduct Authority. The LME requires grade A copper to be traded in lots of 25 tonnes (the price is quoted per metric tonne). Sellers of physical copper on the LME must deliver grade A copper shaped in cathodes and having a chemical composition specified by the LME and must deliver an LME-approved brand that is warehoused at an LME-approved storage facility. Copper supply generally comes from the extraction and processing of ore (“primary copper production”) and the recovery of copper from existing stock (“secondary production”). Primary production accounts for the majority of new global copper supply.

We are not incorporating by reference the website or any material it includes in this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The graph below illustrates the performance of the basket asset from January 1, 2012 through May 3, 2022, based on the daily commodity prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The commodity price of the basket asset on May 3, 2022 was $9,511.00. The actual initial commodity price for the basket asset will be set on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Notes.

12

Zinc

The commodity price of zinc is the London Metal Exchange (“LME”) official cash offer price in U.S. dollars, per metric tonne of special high-grade zinc, as published by the LME for cash sellers plus settlement.

The official cash offer price of zinc will be determined by the LME following the end of the second Ring session, which is from 12:50 to 12:55 p.m. London time, as displayed on the Bloomberg under the symbol “LOZSDY <Comdty>” (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described herein under “Permanent Disruption Events; Alternative Method of Calculation”.

The LME official cash offer price is the last offer price quoted during the second Ring session on the LME, which runs from 12:50 to 12:55 p.m. London time, in U.S. dollars, per metric tonne of special high-grade zinc, as published by the LME for cash sellers plus settlement. However, from March 23, 2020 through September 3, 2021, the LME temporarily suspended Ring trading and determined the official cash offer price following the end of the second pricing period, which also ran from 12:50 to 12:55 p.m. London time, on the basis of electronic market activity that occurred on LMEselect during the second pricing period. In certain circumstances where the LME determined that insufficient data was available or the LME believed available data would have resulted in an inaccurate price, the LME, in its sole discretion, may have determined the official cash offer price based on then-prevailing market prices. As part of the reopening of Ring trading on September 6, 2021, the LME adopted certain measures to minimize the spread of COVID-19 and, pursuant to such measures, may in certain circumstances temporarily suspend Ring trading and move to an electronic determination of the commodity price as described above.

Additional information regarding the official cash offer price of zinc and the LME’s business continuity procedures is available on the LME’s website.

The London Metal Exchange

The London Metal Exchange, a member of the HKEx Group, is a world center for the trading of industrial metals. It is self-regulated and is also regulated by the Financial Conduct Authority. The LME requires special high-grade zinc to be traded in lots of 25 tonnes (the price is quoted per metric tonne). Sellers of physical zinc on the LME must deliver special high-grade zinc shaped in ingots weighing not more than 30 kilos and having a chemical composition specified by the LME and must deliver an LME-approved brand that is warehoused at an LME-approved storage facility.

We are not incorporating by reference the website or any material it includes in this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The graph below illustrates the performance of the basket asset from January 1, 2012 through May 3, 2022, based on the daily commodity prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The commodity price of the basket asset on May 3, 2022 was $4,045.00. The actual initial commodity price for the basket asset will be set on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Notes.

13

Light Sweet Crude Oil (WTI)

According to publicly available information, light sweet crude oil (WTI) is a blend of different streams of light crude oil. Light, sweet crudes are preferred by refiners because of their low sulfur content and relatively high yields of high-value products such as gasoline, diesel fuel, heating oil, and jet fuel. The futures contract is used as a principal international pricing benchmark. The contract trades in units of 1,000 barrels, and the delivery point is Cushing, Oklahoma, which is also accessible to the international spot markets via pipelines. The contract provides for delivery of several grades of domestic and internationally traded foreign crudes.

In this document, when we refer to the commodity price of light sweet crude oil (WTI), we mean the official U.S. dollar settlement price of light sweet crude oil (WTI) (expressed in dollars per barrel) for the relevant first nearby light sweet crude oil (WTI) futures contract, as traded on the New York Mercantile Exchange (“NYMEX”) and displayed on Bloomberg under the symbol “CL1” <Comdty>, provided, however, that if the trade date or final valuation date, due to a disruption event or otherwise, falls on or after the trading day prior to the first notice date for delivery of light sweet crude oil (WTI) under such futures contract or on or after the trading day prior to the last trading day of such futures contract, then the second nearby month futures contract will be used with respect to such date.

The light sweet crude oil (WTI) futures contract is traded on the NYMEX and additional information about the light sweet crude oil (WTI) futures contract may be available on the NYMEX’s website.

We are not incorporating by reference the website or any material it includes in this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The graph below illustrates the performance of the basket asset from January 1, 2012 through May 3, 2022, based on the daily commodity prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The commodity price of the basket asset on May 3, 2022 was $102.41. The actual initial commodity price for the basket asset will be set on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Notes.

14

Brent Crude Oil

According to publicly available information, Brent crude oil is the biggest of the many major classifications of crude oil consisting of Brent Crude, Brent Sweet Light Crude, Oseberg, Ekofisk, and Forties. Sourced in the North Sea and typically refined in Northwest Europe, Brent crude oil has served as a global benchmark for Atlantic Basin crude oils in general, and low-sulfur (“sweet”) crude oils in particular, since the 1970’s. Oil production from Europe, Africa and the Middle East flowing West tends to be priced relative to Brent Crude. A maximum of 96 consecutive contract months will be listed at any one time. The futures contracts are a dollar denominated, deliverable contract of 1,000 barrels, which is equal to 42,000 U.S. gallons, based on EFP delivery with an option to cash settle.

In this document, when we refer to the commodity price of Brent crude oil , we mean the official U.S. dollar settlement price of Brent crude oil (expressed in dollars per barrel) for the relevant first nearby Brent crude oil futures contract, as traded on the ICE Futures Europe (“ICE”) and displayed on Bloomberg under the symbol “CO1” <Comdty>. If the trade date or final valuation date, due to a disruption event or otherwise, falls on or after the trading day prior to the first notice date for delivery of ICE-traded Brent crude oil under such futures contract or on the trading day prior to the last trading day of such futures contract, then the second nearby month futures contract will be used with respect to such date.

The Brent crude oil futures contract is traded on ICE and additional information about the Brent crude oil futures contract may be available on the ICE’s website.

We are not incorporating by reference the website or any material it includes in this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The graph below illustrates the performance of the basket asset from January 1, 2012 through May 3, 2022, based on the daily commodity prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The commodity price of the basket asset on May 3, 2022 was $104.97. The actual initial commodity price for the basket asset will be set on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Notes.

15

Natural Gas

According to publicly available information, natural gas is a mixture of hydrocarbons, or hydrocarbons and noncombustible gases, in a gaseous state, consisting essentially of methane. The natural gas futures contract is an agreement to buy or sell 10,000 million British thermal units (“MMBtu” as defined under the NYMEX’s rules) within a specified expiration month in the future at a price specified at the time of entering into the contract. The price of the natural gas contract is based on delivery at the Henry Hub, which refers to piping and related facilities owned and/or leased by Sabine Pipe Line LLC near Erath, Louisiana. natural gas trades in contracts for 10,000 million British thermal units and must meet the specifications set forth in the FERC-approved tariff of Sabine Pipe Line LLC as then in effect at the time of delivery.

In this document, when we refer to the commodity price of natural gas, we mean the official U.S. dollar settlement price of natural gas (expressed in dollars per MMBtu) for the relevant first nearby natural gas futures contract, as traded on the NYMEX and displayed on Bloomberg under the symbol “NG1” <Comdty>. NYMEX determines the official settlement price for natural gas futures contracts on each trading day as of 2:30 p.m., New York City time. If the trade date or final valuation date, due to a disruption event or otherwise, falls on or after the trading day prior to the first notice date for delivery of NYMEX-traded natural gas under such futures contract or on the trading day prior to the last trading day of such futures contract, then the second nearby month futures contract will be used with respect to such date.

The natural gas futures contract is traded on NYMEX and additional information about the natural gas futures contract may be available on NYMEX’s website.

We are not incorporating by reference the website or any material it includes in this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The graph below illustrates the performance of the basket asset from January 1, 2012 through May 3, 2022, based on the daily commodity prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The commodity price of the basket asset on May 3, 2022 was $7.954. The actual initial commodity price for the basket asset will be set on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Notes

16

Corn

According to publicly available information, corn futures contracts represent an agreement to buy or sell 5,000 bushels of deliverable-grade corn within a specified expiration month in the future at a commodity price specified at the time of entering into the contract.

In this document, when we refer to the commodity price of corn, we mean the official U.S. settlement price of corn (expressed in U.S. cents per bushel) for the relevant first nearby corn futures contract, as traded on the Chicago Board of Trade (“CBOT”) and displayed on Bloomberg under the symbol “C 1” <Comdty>. The CBOT determines the official settlement price for corn futures contracts on each trading day as of 1:15 p.m., Central time. The daily settlement price of the nearest-to-expiration corn futures contract is the volume-weighted average price of all trades in that contract that are executed between 1:14:00 and 1:15:00 p.m., Central time. If the trade date or final valuation date, due to a disruption event or otherwise, falls on or after the trading day prior to the first notice date for delivery of CBOT-traded corn under such futures contract or on the trading day prior to the last trading day of such futures contract, then the second nearby month futures contract will be used with respect to such date.

The corn futures contract is traded on the CBOT and additional information about the corn futures contract may be available on the CBOT’s website.

We are not incorporating by reference the website or any material it includes in this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The graph below illustrates the performance of the basket asset from January 1, 2012 through May 3, 2022, based on the daily commodity prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The commodity price of the basket asset on May 3, 2022 was ¢800.75. The actual initial commodity price for the basket asset will be set on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Notes.

17

Soybeans

According to publicly available information, soybeans futures contracts represent an agreement to buy or sell 5,000 bushels of deliverable-grade soybeans within a specified expiration month in the future at a commodity price specified at the time of entering into the contract.

In this document, when we refer to the commodity price of soybeans, we mean the official U.S. settlement price of soybeans (expressed in U.S. cents per bushel) for the relevant first nearby soybeans futures contract, as traded on the CBOT and displayed on Bloomberg under the symbol “S 1” <Comdty>. The CBOT determines the official settlement price for soybeans futures contracts on each trading day as of 1:15 p.m., Central time. The daily settlement price of the nearest-to-expiration soybeans futures contract is the volume-weighted average price of all trades in that contract that are executed between 1:14:00 and 1:15:00 p.m., Central time. If the trade date or final valuation date, due to a disruption event or otherwise, falls on or after the trading day prior to the first notice date for delivery of CBOT-traded soybeans under such futures contract or on the trading day prior to the last trading day of such futures contract, then the second nearby month futures contract will be used with respect to such date.

The soybeans futures contract is traded on the CBOT and additional information about the soybeans futures contract may be available on the CBOT’s website.

We are not incorporating by reference the website or any material it includes in this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The graph below illustrates the performance of the basket asset from January 1, 2012 through May 3, 2022, based on the daily commodity prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The commodity price of the basket asset on May 3, 2022 was ¢1,659.00. The actual initial commodity price for the basket asset will be set on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Notes.

18

Wheat

According to publicly available information, wheat futures contracts represent an agreement to buy or sell 5,000 bushels of deliverable-grade wheat within a specified expiration month in the future at a commodity price specified at the time of entering into the contract.

In this document, when we refer to the commodity price of wheat, we mean the official U.S. settlement price of wheat (expressed in U.S. cents per bushel) for the relevant first nearby wheat futures contract, as traded on the CBOT and displayed on Bloomberg under the symbol “W 1” <Comdty>. The CBOT determines the official settlement price for wheat futures contracts on each trading day as of 1:15 p.m., Central time. The daily settlement price of the nearest-to-expiration wheat futures contract is the volume-weighted average price of all trades in that contract that are executed between 1:14:00 and 1:15:00 p.m., Central time. If the trade date or final valuation date, due to a disruption event or otherwise, falls on or after the trading day prior to the first notice date for delivery of CBOT-traded wheat under such futures contract or on the trading day prior to the last trading day of such futures contract, then the second nearby month futures contract will be used with respect to such date.

The wheat futures contract is traded on the CBOT and additional information about the wheat futures contract may be available on the CBOT’s website.

We are not incorporating by reference the website or any material it includes in this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The graph below illustrates the performance of the basket asset from January 1, 2012 through May 3, 2022, based on the daily commodity prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The commodity price of the basket asset on May 3, 2022 was ¢1,033.75. The actual initial commodity price for the basket asset will be set on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Notes.

19

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

Additionally, the discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

U.S. Tax Treatment. Your Notes should be treated as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your Notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread.

As the Notes have only a single contingent payment at maturity, the adjusted issue price of each Note at the beginning of each accrual period is equal to the issue price of the Note plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amounts for each contingent payment to be made under the CPDI that are adjusted to produce the comparable yield. We have determined that the comparable yield for the Notes is equal to [•]% per annum, compounded semi-annually, with a projected payment at maturity of $[•] based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a Note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the Note, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such Note:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued From Original Issue Date (per $1,000 Note) as of End of Accrual Period
May 10, 2022 through December 31, 2022	$[•]	$[•]
January 1, 2023 through November 9, 2023	$[•]	$[•]

A U.S. holder of the Notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount, if any, that we will pay on a Note.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when those amounts are paid. Accordingly, an adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; such adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on the Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years.

In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.

A U.S. holder that purchases a Note for an amount other than the public offering price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the Note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase Notes at other than the issue price to public should consult their tax advisors regarding these adjustments.

Prospective investors should consult their tax advisors with respect to the application of the CPDI provisions to the Notes.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above.

Alternative Characterizations. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. In particular, the IRS might assert that the Notes should be treated as deemed to be redeemed and reissued on any rebalancing of the underlying asset or rollover of, or change to, the underlying constituents, or that OID accruals should be calculated using a different maturity date including due to certain early redemptions.

20

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Subject to FATCA (as discussed below), if you are not a U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your securities and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your securities if you comply with certain certification and identification requirements, including providing us (and/or the applicable withholding agent) with a validly executed and fully completed applicable IRS Form W-8. Gain from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

21

Market Disruption Events

With respect to each basket asset, the calculation agent will determine the commodity price on the final valuation date. If the calculation agent determines that a market disruption event has occurred or is continuing with respect to a basket asset, the affected date may be postponed by up to ten trading days. If such a postponement occurs, the calculation agent will determine the commodity price by reference to the commodity price on the first trading day following such date on which no market disruption event occurs or is continuing. If however, the affected date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the commodity price on such day. In such an event, the calculation agent will estimate the commodity price for a basket asset that would have prevailed in the absence of the market disruption event.

The calculation agent may also postpone the determination of the initial commodity price of a basket asset in accordance with the above if it determines that a market disruption event has occurred or is continuing with respect to such basket asset on the trade date. If the determination of the initial commodity price of a basket asset is postponed, the calculation agent may also postpone the settlement date, final valuation date and maturity date, to ensure that the stated term of the Notes remains the same.

If the calculation agent postpones the final valuation date (and therefore the determination of the final commodity price of a basket asset and the final basket level), the calculation agent may also adjust the maturity date to maintain the same number of business days as existed prior to such postponement.

Notwithstanding the occurrence of one or more market disruption events with respect to a basket asset, the calculation agent may waive its right to postpone the trade date or the final valuation date if it determines that the applicable market disruption event has not or is not likely to materially impair its ability to determine the commodity price of that basket asset.

A market disruption event for a particular basket asset will not necessarily be a market disruption event for another basket asset. If, on the originally scheduled final valuation date, no market disruption event with respect to a particular basket asset occurs or is continuing, then the determination of the final commodity price relating to such basket asset will be made on the originally scheduled final valuation date, irrespective of the occurrence of a market disruption event with respect to one or more of the other basket assets.

Any of the following will be a “market disruption event”, as determined by the calculation agent with respect to any basket asset:

♦	the failure of Bloomberg to announce or publish the commodity price for such basket asset or the temporary discontinuance or unavailability of Bloomberg as a price source for such purpose;
♦	the commodity price is not published for such basket asset by its relevant exchange;
♦	a suspension, absence or material limitation of trading in such basket asset on its relevant exchange, or in options or, if applicable, futures contracts relating to such basket asset in the primary market for those contracts (as determined by the calculation agent, the “related exchange”);
♦	such basket asset or options contracts or, if applicable, futures contracts relating to such basket asset do not trade on what was, on the trade date, the relevant exchange for such basket asset or the relevant exchange or related exchange, as applicable, for those contracts;
♦	the relevant exchange for such basket asset or the related exchange or quotation system, if any, for options contracts or, if applicable, futures contracts relating to such basket asset or contract fails to open for trading during its regular trading session;
♦	any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to effect transactions in, or obtain market values for such basket asset on its relevant exchange or effect transactions in, or obtain market values for options contracts or, if applicable, futures contracts related to such basket asset on its related exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more options or futures contracts on such basket asset by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange or related exchange, as applicable); or
♦	any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a material portion of a hedge with respect to the Notes.

The following events will not be market disruption events with respect to any basket asset:

♦	a limitation on the hours or numbers of days of trading in such basket asset in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant exchange; or
♦	a decision to permanently discontinue trading in such basket asset.

For this purpose, an “absence of trading” on the relevant exchange for any basket asset, if available, will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in any basket asset, options contracts or, if applicable, futures contracts related to such basket asset, if available, by reason of any of:

♦	a price change exceeding limits set by the relevant exchange or related exchange, as applicable,
♦	an imbalance of orders, or
♦	a disparity in bid and ask quotes,

will constitute a suspension or material limitation of trading.

“Relevant exchange” means, with respect to each basket asset, the exchange specified for that basket asset herein under “Information About the Underlying Basket and the Basket Assets” or, in each case, any successor thereto, and with respect to any successor basket asset (as defined under “Permanent Disruption Events; Alternative Method of Calculation” herein), the primary exchange or market of trading related to such successor basket asset, as determined by the calculation agent.

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Permanent Disruption Events; Alternative Method of Calculation

Any of the following may be a “permanent disruption event” (and, together with a market disruption event a “disruption event”), as determined by the calculation agent:

♦	the permanent discontinuation or disappearance of trading in any basket asset or the physical delivery of the commodity underlying any basket asset;
♦	the permanent discontinuation or disappearance of option contracts or, if applicable, futures contracts relating to any basket asset;
♦	the permanent discontinuance or unavailability of Bloomberg as a price source for such purpose; or
♦	the disappearance or permanent discontinuance or unavailability of the commodity price, notwithstanding the availability of Bloomberg or the status of trading in any basket asset or the option contracts or, if applicable, futures contracts relating to any basket asset.

If a permanent disruption event occurs with respect to a basket asset, and (i) such basket asset is traded, or the physical delivery of such basket asset is effectuated, on another exchange or market, (ii) trading in, or the physical delivery of a basket asset is continued on another exchange or market or (iii) the price source for such basket asset is available from another source (in each case, a “successor basket asset”), then that successor basket asset will be deemed to be the affected basket asset. Thereafter, the calculation agent will determine the final commodity price for the affected basket asset by reference to the commodity price of such successor basket asset at the close of trading on its relevant exchange on the final valuation date and, to the extent necessary, adjust the terms of the Notes as necessary to ensure cross-comparability of the permanently disrupted basket asset.

If the calculation agent determines that (i) a permanent disruption event occurs with respect to a basket asset prior to, and such discontinuation is continuing on, the final valuation date, and no successor basket asset is available at the time, (ii)) trading in, or the physical delivery of, a successor basket asset is discontinued on the relevant exchange prior to, and that discontinuation is continuing on, the final valuation date, or (iii) the commodity price for a successor basket asset is no longer made available by its price source prior to the final valuation date, then, in each case, the calculation agent will determine the commodity price on such date for such basket asset.

Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange in a basket asset may adversely affect the market value of, and return on, the Notes.

Any of the following may be considered an “alternative method of calculation” with respect to any basket asset, as determined by the calculation agent:

♦	the occurrence since the trade date of a material change in the formula for or the method of calculating the relevant commodity price of such basket asset;
♦	the occurrence since the trade date of a material change in the content, composition or constitution of such basket asset; or
♦	a modification in the reporting of the commodity price for such basket asset such that it does not, in the opinion of the calculation agent, fairly represent the value of such basket asset

If the calculation agent determines there is an alternative method of calculation for a basket asset, then, on the final valuation date, the calculation agent will make such calculations and adjustments as it deems necessary in order to arrive at a commodity price for such basket asset that fairly represents the value of such basket asset.

If a permanent disruption event or alternative method of calculation affects a basket asset and an adjustment is required, the calculation agent will make the required adjustment with respect to the affected basket asset and no adjustment will be made with respect to the other unaffected basket assets.

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Additional Terms of the Notes

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Notes in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your Notes, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Notes are a part, are entitled to take any action under the indenture (which is described in the accompanying prospectus), we will treat the outstanding principal amount of the Notes as the outstanding principal amount of the series of Notes constituted by that Security. Although the terms of the Notes may differ from those of the other Medium-Term Notes, Series B holders of specified percentages in principal amount of all Medium-Term Notes, Series B together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B including the Notes. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification and Waiver of Covenants”.

Default Amount

The default amount for your Notes on any day will be an amount, in U.S. dollars for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal: (i) the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus (ii) the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, which we describe below, the holders of your Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless: (i) no quotation of the kind referred to above is obtained; or (ii) every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either: (i) A-1 or higher by S&P Global, LLC, or any successor, or any other comparable rating then used by that rating agency; or (ii) P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment

Any payment on your Notes at maturity will be made to accounts designated by you or the holder of your Notes and approved by us, or at the office of the trustee in New York City, but only when your Notes are surrendered to the trustee at that office. We may also make any payment in accordance with the applicable procedures of the depositary.

Business Day

A “business day” is any day that is a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York City or London, as determined by the calculation agent, .

Trading Day

A “trading day”, with respect to a basket asset, is a day on which trading is generally conducted on the primary exchange(s) or market(s) on which such basket asset is listed or admitted for trading, as determined by the calculation agent, .

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the settlement date of your Notes without notice. The calculation agent will make all determinations regarding the payment at maturity, disruption events, business days, trading days, the default amount, each commodity price, each basket asset return, each initial commodity price, each final commodity price, the initial basket level, the final basket level, the basket return and all other determinations with respect to the Notes, in its sole discretion. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations by the calculation agent.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to J.P. Morgan Securities LLC and its affiliates (the “Agents”) at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof. The Agents intend to resell the offered Notes at the original issue price to the public, provided that certain fiduciary accounts may purchase the Notes for as low as the price specified on the cover hereof and the Agents may forgo fees for sales to such fiduciary accounts. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Key Risks	4
Hypothetical Return Table of the Notes at Maturity	10
Information About the Underlying Basket and the Basket Assets	11
What Are the Tax Consequences of the Notes?	20
Market Disruption Events	22
Permanent Disruption Events; Alternative Method of Calculation	23
Additional Terms of the Notes	24
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	25

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	6
UBS	6
Swiss Regulatory Powers	9
Use of Proceeds	10
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	31
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Floating Rate Securities	55
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	73
Validity of the Securities	76
Experts	76

$•

UBS AG Capped Market-Linked Notes due on or about November 9, 2023

Preliminary Pricing Supplement dated May 5, 2022

(To Prospectus dated March 4, 2022)

UBS Investment Bank
J.P. Morgan Securities LLC